EHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of Grant Life Sciences, Inc. of our report dated March 29, 2007, except for Note B, as to which the date is June 20, 2007 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 29, 2007, except for Note B, as to which the date is June 20, 2007 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern; and an explanatory paragraph relating to a restatement of the consolidated financial statements for the two years in the period ended December 31, 2006 for corrections of errors related to the incomplete and/or incorrect application of derivative accounting to convertible notes and warrants.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Singer Lewak Greenbaum & Goldstein LLP_

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
December 27, 2007